Filed pursuant to Rule 424(b)(3)
Registration No. 333-154763

PROSPECTUS

ENOX BIOPHARMA, INC.

9,100,453 SHARES OF COMMON STOCK
OFFERING PRICE $0.35 PER SHARE

The selling stockholders named in this prospectus are offering for resale an aggregate 9,100,453 shares of our common stock, consisting of an aggregate 4,306,560 shares of common stock held by the selling stockholders, and an aggregate 4,793,893 shares of common stock issuable to the selling stockholders upon exercise of common stock purchase warrants they own.  The shares and the warrants were acquired by the selling stockholders (which term as used herein includes their pledges, donees, transferees or other successors-in-interest) directly from us in private transactions that were exempt from the registration requirements of the Securities Act of 1933.  The selling stockholders will sell the shares of common stock at a price of $0.35 per share of common stock until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

The selling stockholders will receive all of the net proceeds from this offering, although we may receive proceeds of up to approximately $1,123,312 if all the warrants are exercised.  We have agreed to bear all of the expenses incurred in connection with this offering.  The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of the shares of our common stock.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4 BEFORE INVESTING IN OUR COMMON STOCK.

There is currently no public market for our common stock and we have not applied for listing or quotation on any public market. We intend to seek a market maker to file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the Over-the-Counter Bulletin Board. We do not currently have a market maker who is willing to list quotations for our common stock, and there can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, Enox Biopharma, Inc. or the shares of our common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is October 31, 2008

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 4. All references to “we,” “us,” “our,” “Enox Biopharma,” “Company” or similar terms used in this prospectus refer to Enox Biopharma, Inc.  Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending December 31. Unless otherwise indicated, the term “common stock” refers to shares of the Company’s common stock.

Company and Business Overview

We were incorporated on June 28, 2007 in the State of Nevada. Our corporate offices are located at 27 Havradim St., Yehud-Monosson, 56275, Israel.  Our telephone number is + 972 (54) 5724643 and our fax number is (888) 224-7259.  We have a website at www.enoxbiopharma.com, however, the information contained on our website does not form part of this prospectus.

We are a development stage medical device company, and to date have not earned any revenue and currently do not have any significant assets. From June 28, 2007 (inception) to June 30, 2008, we have incurred accumulated net losses of $189,296. At June 30, 2008, we had $118,228 in current assets and current liabilities of $1,780.  Based on our financial history since inception, our independent auditor has expressed doubt as to our ability to continue as a going concern.

We are developing a unique drug-eluting technology suitable for the treatment of acute and antibiotic resistant ear infections in children. The primary treatment for ear infections, known as Acute Otitis Media (“AOM”), is surgical installment of a tympanostomy tube. Yet, re-occurring infection and blockage of the tube is a common phenomenon. Our technology is intended to enhance the adaptation of the tube to the middle ear and to prevent re-occurring bacterial and viral infections.  Our planned device is a unique tympanostomy tube that will be capable of repelling bacterial biofilm formation.  Our technology enhances the adaptation of the tube to the middle ear and prevents re-occurring bacterial and viral infections. Unlike conventional tubes which may get blocked as a result of fluids generated by infection, our natural and non-antibiotic technology enables the tubes to act as bacterial and viral repellants. Since our tympanostomy tubes do not get blocked, recalcitrant ear infections may be prevented, saving the costs associated with repeated doctor visits and hospitalizations.  We believe that our technology is and will be a safe alternative to antibiotics and as such prevent occurrence of antibiotic resistant strains. We expect that our natural and non-antibiotic technology will enable the tympanostomy tubes to act as bacterial and viral repellants.

Our technology and intellectual property is currently secured by one US provisional application and one US utility patent application which we filed with the US Patent and Trademark Office.

Summary of the Offering

Shares of common stock being offered by the selling stockholders:	9,100,453 shares of our common stock.

Selling stockholders	Holders of the shares of common stock and common stock purchase warrants. See “Selling Stockholders” at page 11.

Offering price:	$0.35 per share of common stock.

Number of shares outstanding before the offering:	11,056,560 (15,850,453 on a fully diluted basis)

Number of shares outstanding after the offering, if all the shares are sold:	11,056,060 (15,850,453 on a fully diluted basis)

Our executive officers and directors currently hold 57.43% of our shares, and, as a result, they retain control over our direction.

Market for the common stock:
There is no public market for our common stock. After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application on our behalf to have our common stock quoted on the Over-the-Counter Bulletin Board. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that a trading market will develop, or, if developed, that it will be sustained.

Use of Proceeds:
We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders identified in this prospectus. The selling stockholders will receive all net proceeds from the sale of the shares offered by this prospectus.

Risk Factors:	See “Risk Factors” beginning on page 4 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Dividend Policy:	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Summary Financial Data

The summarized financial data presented below includes statement of operations and balance sheet data and is derived from and should be read in conjunction with our audited financial statements for the period as of and ended December 31, 2007, and our unaudited financial statements for the period as of and ended June 30, 2008, including the notes to those financial statements which are included elsewhere in this prospectus, and with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 25 of this prospectus.

Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern. In addition, our financial status creates substantial doubt whether we will continue as a going concern.

Statement of Operations

	From June 28, 2007 (inception) to	From June 28, 2007 (inception) to
	June 30, 2008	December 31, 2007

Revenue	$—	$—

Net Loss	$(189,296)	$(90,835)

Balance Sheet Data

	As of June 30 , 2008 (Unaudited)	As of December 31, 2007 (Audited)

Current Assets	$128,121	$144,831

Current Liabilities	1,880	100

Shareholders’ Equity	$126,241	$144,731

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our Company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS, STRATEGY, AND INDUSTRY

We have a limited operating history therefore investors will have a harder time evaluating our ability to develop our product and generate revenues.

We were incorporated on June 28, 2007, and have had limited operations and have not realized any revenues to date. Our drug-eluting tympanostomy tube is under development and will not be ready for commercial sale until we have completed development, conducted clinical trials, and received all regulatory approvals. Therefore investors have only limited information upon which an evaluation of our future success or failure can be made.

Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent auditors, Moore and Associates, Chartered, state in their audit report dated January 31, 2008, and review report dated August 28, 2008, on the accompanying financial statements included in this prospectus, that since we are a development stage company, have no established source of revenue, and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.  If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in our Company.

Our current cash will fund our business until approximately the end of October 2009.  If we are unable to obtain the necessary additional financing to implement our business plan, we will not have the money to pay our ongoing expenses and we may go out of business which would result in the loss of your entire investment in our common stock.

As of June 30, 2008, we have approximately $118,228 in cash.  We anticipate needing approximately $283,658 over the next twelve months, of which we prepaid $81,163 of these budgeted expenditures.  Therefore, we presently have a budgeted shortfall of approximately $84,267. We anticipate our existing cash balances will be depleted by the end of October 2009.

Our ability successfully to develop our product and to eventually produce and sell it to generate operating revenues depends, among other things, on our ability to obtain the necessary financing to implement our business plan.  We may need to issue additional equity securities in the future to raise the necessary funds and we do not currently have any arrangements for additional financing.  Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product and our business model.  In addition, the resale of shares by our existing shareholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and negatively impact our ability to sell additional equity securities.  Our ability to obtain debt financing will also be difficult and likely not ever feasible given that we do not have revenues or profits to pay interest or repay principal.

If we are unable to obtain additional financing in the amounts and on terms deemed acceptable to us, we may be forced to scale back or cease operations, which might result in the loss of some or all of your investment in our common stock.

If our estimates related to expenditures are erroneous, our business may fail and you could lose your entire investment.

Our success is dependent, in part, upon the accuracy of our management’s estimates of expenditures, which are currently budgeted at $283,658 for the next 12 months.  We have prepaid $81,163 of these budgeted expenditures.  If such estimates are erroneous or inaccurate, we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and the loss of your entire investment.

If we are not able to adequately protect our proprietary technology, our business may fail.

Our ability to compete successfully and achieve any revenue will depend, in part, on our ability to protect our proprietary technology and operate without infringing upon the rights of others.  We currently have one US provisional patent application and one US utility patent application on file with the US Patent and Trademark Office for our technologies which we rely on, along with trade secret laws, to protect our proprietary intellectual property.  This, however, may not be adequate to prevent the unauthorized use of our proprietary technology and our other intellectual property rights such as technology know-how. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights.

In addition, similar technology may be independently developed by competitors. While we believe that we have adequately protected our proprietary technology, and we intend to take all appropriate and reasonable legal measures to protect it in the future, the use of our technology by a competitor could have a material adverse effect on our business, financial condition, and results of operations, particularly is we are unable to defend our rights to such technology.  In addition, competitors may discover novel uses, develop similar or more marketable technologies, or offer products similar to our product at lower prices. If we are unsuccessful in addressing the risks related to protecting our proprietary technology, our business will most likely fail.

We may be subject to intellectual property infringement litigation, which may be time-consuming and costly.

We may need to bring legal claims to enforce or protect our intellectual property rights. Any litigation, whether successful or unsuccessful, is likely to result in substantial costs and a diversion of resources that would otherwise have been used to fund growth in our business. In addition, notwithstanding our rights to our intellectual property, other persons may bring claims against us alleging that we have infringed on their intellectual property rights or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our business or require us to make changes to our technology.

Clinical trials are expensive, time consuming, and difficult to design and implement and any delay will require us to obtain additional funding.

We have not commenced any clinical trials of our proposed medical device. Any clinical trials will be expensive and may be difficult to implement due to the number of patients and testing sites that may be required, and could be subject to delay or failure at any stage of the trials. We expect our current funding will be sufficient only to enable us to continue our operations as currently planned until approximately the end of October 2009. Accordingly, we will require additional funds to conduct clinical trials, obtain the necessary FDA and other regulatory approvals, and market our product.  Any delay or failure of, or adverse results from, clinical trials will likely require us to obtain even further funding in order to address such delays or failures or to refocus our efforts on other product candidates and such delay, failure, or adverse results could make it much more difficult or expensive for us to obtain funding.  Similarly, human clinical trials for our product will be expensive and difficult to design and implement, in part because they will be subject to rigorous regulatory requirements.

The clinical trial process also is time-consuming.  We estimate that clinical trials of our proposed product will take at least several years to complete once initiated. Furthermore, we may encounter problems that could cause us to abandon or repeat clinical trials, further delaying or preventing the completion of such trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;
•	determination of dosing issues;
•	lack of effectiveness of the product for the indicated uses;
•	slower than expected rates of patient recruitment;
•	inability to monitor patients adequately during or after treatment; and
•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our submissions or the conduct of these trials.  Any delay in, or termination of, our clinical trials will delay or preclude the filing of our medical device with the FDA and, ultimately, our ability to commercialize our product and generate product revenues.

The results of our clinical trials may not support our product claims.

Even if our pre-clinical testing and clinical trials are completed as planned, we cannot be certain that their results will support our product claims. Even if pre-clinical testing and early clinical trials for a product are successful, this does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing or meet our expectations. The clinical trial process may fail to demonstrate that our medical device is safe for humans or effective for indicated uses. Any such failure would likely cause us to abandon the product and may delay development of other product candidates.

Our medical device will be subject to government regulations and approvals which may delay or prevent the marketing of potential products and impose costly procedures upon our activities.

The FDA and comparable agencies in state and local jurisdictions and in foreign countries require lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product.  If we can’t demonstrate the safety, reliability and efficacy of our technology, the FDA or any other regulatory agency may not grant approval on a timely basis, or at all, for any product we develop which would make it difficult or impossible to market our product and would harm our business.

Even if regulatory approval of our product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed.  The FDA has recently reduced previous restrictions on the marketing, sale and prescription of products for indications other than those specifically approved by the FDA. Accordingly, if we receive FDA and other regulatory approvals of our product only for certain indicated uses, our competitors, including our collaborators, could market their pre-existing products for such indications even if such products have not been specifically approved for such indications. Further, even after we have obtained regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market, all of which would have a material adverse effect on our results of operations.

Our strategy for research, development and commercialization of our medical device requires us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and our business plan is dependent on the diligent efforts and subsequent success of these outside parties in performing their responsibilities.

We rely on third party independent consultants and contractors, such as medical device engineers and drug-coating experts, for the development, testing, marketing, and sale of our medical devices.  These partners may not dedicate sufficient resources or give sufficient priority to our needs.  In addition, they may terminate their relationships with us.  We may not be able to conclude arrangements with other companies to support the commercialization of our product on acceptable terms, or at all. Moreover, our current financial condition may make us a less attractive partner to potential collaborators. In addition, our collaborators may take the position that they are free to compete using our technology without compensating or entering into agreements with us. Furthermore, our collaborators may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases or disorders targeted by these collaborative programs.  If we are unsuccessful in addressing these risks, our business will most likely fail.

The testing and commercialization of our technology will expose us to potential product liability claims which may affect our earnings and financial condition.

We face an inherent business risk of exposure to product liability claims in the event that the use of our core technology during research and development efforts, including clinical trials, or after commercialization, results in adverse effects.  Clinical trials, manufacturing and product sales may expose us to liability claims from the use of our product.  Though participants in clinical trials are generally required to execute consents and waivers of liability, a court may find such consents and waivers to be ineffective or invalid.  We do not currently carry any product liability insurance and may not be able to acquire sufficient coverage in the future to cover large claims.  As a result, we may incur significant product liability exposure.  Excessive insurance costs or uninsured claims may increase our operating loss and affect our financial condition.

Our business is subject to comprehensive government regulation and any change in such regulation may have a material adverse effect on our company.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us, which may have a negative impact on our operations.

Even if we obtain regulatory approval to commercialize our technology, lack of commercial acceptance may impair our business.

Our product development efforts are primarily directed toward obtaining regulatory approval to market our tympanostomy tubes. Although tympanostomy tubes have been widely available for a number of years, our technology may not be accepted by the marketplace as readily as these or other competing products, processes and methodologies. Additionally, our technology may not be employed in all potential applications being investigated, and any reduction in applications may limit the market acceptance of our technology and our potential revenues. As a result, even if our technology is developed into a marketable technology and we obtain all required regulatory approvals, we cannot be certain that our technology will be adopted at a level that would allow us to operate profitably.

If we do not keep pace with our competitors, technological advancements and market changes, our technology may become obsolete and our business may suffer.

The market for our technology is highly competitive, is subject to rapid technological changes, and varies for different individual products. We believe that there are potentially many competitive approaches being pursued that compete with our technology, including some by private companies for which information is difficult to obtain.

As a result, our competitors may develop new technologies that directly compete with our technology or even render our technology obsolete.  Even if we are able to demonstrate that our technology provides improved or equivalent results in comparison with other products, researchers and practitioners may not use our technology and we may suffer a competitive disadvantage, which could adversely affect our results of operations.

Our ability to hire and retain key personnel will be an important factor in the success of our business and a failure to hire and retain key personnel may result in our inability to manage and implement our business plan.

We are highly dependent upon our management personnel, especially Prof. Av-Gay and Dr. Greenberg, because of their experience in pre-clinical and clinical drug development. The competition for qualified personnel in the markets in which we operate is intense and the loss of the services of one or more of these individuals may impair management’s ability to operate our company. We do not have an employment agreement with either Prof. Av-Gay or Dr. Greenberg which means that they are not contractually obligated to provide us with their services.  We also have not purchased key man insurance on either of these individuals, which insurance would provide us with insurance proceeds in the event of their death. Without key man insurance, we may not have the financial resources to develop or maintain our business until we could replace such individual or to replace any business lost by the death of that person.

None of our officers and directors are prohibited from engaging in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

None of our officers or directors is required to work exclusively for us, and they do not devote all of their time to our operations.  Although It is expected that our officers and directors will devote approximately 35 hours per month to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required, it is possible that their pursuit of other activities may slow our operations and reduce our financial results because of the slowdown in operations.

Most of our assets and several of our directors and officers are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Although we are organized under the laws of the State of Nevada, United States, our principal business office is located in Yehud-Monosson, Israel. As a consequence, it may be difficult for investors to enforce judgments against us that are obtained in the United States in any action, including actions predicated upon civil liability provisions of federal securities laws. In addition, several of our directors and officers reside outside the United States, and nearly all of the assets of these non-US persons and our assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against us or such persons judgments predicated upon the liability provisions of United States securities laws. There is substantial doubt as to the enforceability against us or any of our non-US directors and officers in original actions or in actions of enforcement of judgments of United States courts or liabilities predicated on the civil liability provisions of United States federal securities laws. In addition, as the majority of our assets are located outside of the United States, it may be difficult to enforce United States bankruptcy proceedings against us. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor’s property, wherever it is located, including property situated in other countries. Courts outside of the United States may not recognize the United States bankruptcy court’s jurisdiction. Accordingly, you may have trouble administering a United States bankruptcy case involving a Nevada company as debtor with most of its property located outside the United States. Any orders or judgments of a bankruptcy court obtained by you in the United States may not be enforceable.

Investors will have little voice regarding our management due to the large ownership position held by our existing management and thus it would be difficult for new investors to make changes in our operations or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders, including the election of directors.

Our officers and directors directly own 6,350,000 shares of the total of 11,056,560 issued and outstanding shares of our common stock (or 57% of our outstanding stock) and are in a position to continue to control us. Of these 11,056,560 shares, Prof. Av-Gay, our President, owns 5,275,000 shares, Mr. Mizrahi, our Secretary, Treasurer, and CFO, owns 675,000 shares, and Dr. Greenberg, a director, owns 400,000 shares. Such control enables our officers and directors to control all important decisions relating to the direction and operations of the Company without the input of our investors.  Moreover, investors will not be able to effect a change in our Board of Directors, business, or management.

RISKS RELATED TO OUR COMMON STOCK

The market price for securities of biopharmaceutical and biotechnology companies such as ours has been and is likely to continue to be highly volatile.

The market prices for securities of biopharmaceutical and biotechnology companies have been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements and circumstances, such as our current financial condition, our ability to obtain new financing, the status of our relationships or proposed relationships with third-party collaborators, the terms of any financing we are able to raise, the results of testing and clinical trials, developments in patent or other proprietary rights of us or our competitors, litigation regarding the same, technological innovations or new therapeutic products, governmental regulation, or public concern as to the safety of products developed by us or others and general market conditions, concerning us, our competitors or other biopharmaceutical companies, may have a significant effect on the market price of our shares of common stock.

Our stockholders may have difficulty reselling their stock due to the absence of a public trading market.

There is presently no public trading market for our common stock, we have not applied for a trading symbol or quotation, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future.  We intend to seek out a market maker to apply to have our common stock quoted on the Over-the-Counter Bulletin Board upon effectiveness of the registration statement of which this prospectus is a part.  However, until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock.  If a market for our common stock does develop, our stock price may be volatile.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in “penny stocks”. A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  Our shares currently are not traded on NASDAQ nor on any other exchange nor are they quoted on the Over-the-Counter Bulletin Board. Following the date that this registration statement becomes effective, we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c2-11 for approval for our shares to be quoted on the Over-the-Counter Bulletin Board.  If we are successful in finding such a market maker and successful in applying for quotation on the Over-the-Counter Bulletin Board, it is very likely that our stock will be considered a “penny stock.”  In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.  The additional sales practice and disclosure requirements imposed upon broker-dealers selling penny stock may discourage such broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Investors that need to rely on dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors that need to rely on dividend income should not invest in our common stock, as any income would only come from any rise in the market price of our common stock, which is uncertain and unpredictable. Investors that require liquidity should also not invest in our common stock. There is no established trading market, and should one develop, it will likely be volatile and subject to minimal trading volumes.

Since we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 100,000,000 shares of common stock. At present, there are 11,056,560 common shares issued and outstanding and our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders.  Consequently, our stockholders may experience in the future more dilution in their percentage of ownership.

Moreover, the exercise of outstanding warrants and the sale of the shares of our common stock issuable upon exercise of those outstanding warrants could result in dilution to our current holders of common stock and cause a significant decline in the market price for our common stock.

RISKS RELATED TO OUR OPERATIONS IN ISRAEL

We conduct some of our operations in Israel and therefore our results may be adversely affected by political, economic, and regional conflict within and outside of Israel.

Some of our operations and our officers and directors are located in Israel. Accordingly, political and economic conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and could make it more difficult for us to raise capital. Since September 2000, terrorist violence in Israel has increased significantly. Any armed conflicts, terrorist activities or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties.  No forward-looking statement can be guaranteed, and actual results may vary materially from those anticipated in any forward-looking statement. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 4, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 25, and the section entitled “Our Business” beginning on page 20, and as well as those discussed elsewhere in this prospectus. Other factors include, among others:

•	our ability to raise sufficient capital to finance our planned activities;
•	the receipt of approvals from the United States Food and Drug Administration (the “FDA”) to conduct clinical trials of our planned medical device;
•	our ability to commercialize our planned medical device (alone or in cooperation with others);
•	our ability to successfully manufacture our planned medical device using contract manufacturers;
•	market acceptance of our planned medical device;
•	our ability to successfully develop our proposed medical device into a commercial product;
•	our ability to successfully prosecute and protect our intellectual property; and
•	our ability to hire, manage and retain qualified personnel.

The aforementioned factors do not represent an all-inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. In particular, this prospectus sets forth important factors that could cause actual results to differ materially from our forward-looking statements. These and other factors, including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and in other documents that we may file from time to time with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

The shares of common stock offered hereby will be offered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the sale of the shares of our common stock in this offering.  Please see “Selling Stockholders” below for a list of the selling stockholders.

We have agreed to bear all of the expenses incurred in connection with this offering.

We will receive proceeds of up to approximately $1,123,312 from the exercise of the common stock purchase warrants if and to the extent that any such purchase warrants are exercised by the selling stockholders (assuming all warrants are exercised at their current respective exercise prices prior to their expiration).  Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. We arbitrarily determined the offering price of $0.35 per share. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Company at this initial stage of our development. This price bears no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets we own.  The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

The selling stockholders will offer the shares of common stock for resale at $0.35 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. See “Plan of Distribution” for additional information.

DILUTION

As of October 24, 2008, we had 11,056,560 shares of common stock issued and outstanding, or 15,850,453 shares of common stock outstanding on a fully diluted basis. The latter figure includes the shares that have been issued to the selling stockholders as well as the shares that are issuable upon exercise of the warrants they hold. Assuming all of the shares will have been issued and outstanding at the time the selling stockholders sell such shares pursuant to this prospectus, including the shares issued upon the exercise of the warrants, there will be no dilution to our existing stockholders as a result of the offering by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 9,100,453 shares of common stock offered through this prospectus. Each of the selling stockholders is a non-U.S. person who acquired units of our securities in one or more of the following private placement transactions, each of which was effected by us pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), thus exempting such offering from the registration requirements of the Securities Act.

1.
On December 28, 2007, we sold an aggregate of 3,819,227 units of our securities (the “December 28, 2007 Private Placement”), at a price of $0.0615 per unit for aggregate gross proceeds of $234,882.50.  Each unit consisted of (a) one share of our common stock, and (b) one warrant, entitling the holder thereof to purchase one share of our common stock at an exercise price of $0.20 per share for a period of two years from the date the unit was purchased, or until December 28, 2009.

2.
On July 15, 2008, we sold an aggregate of 304,000 units of our securities (the “July 15, 2008 Private Placement”), at a price of $0.25 per unit for aggregate gross proceeds of $76,000.  Each unit consisted of (a) one share of our common stock, and (b) two warrants, of which:

(i)	one warrant entitles the holder thereof to purchase one share of our common stock at an exercise price of $0.30 per share for a period of one year, or until July 15, 2009, and

(ii)	one warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $0.40 per share for a period of two years, or until July 15, 2010.

3.
On July 20, 2008, we sold an aggregate of 183,333 units of our securities (the “July 20, 2008 Private Placement”), at a price of $0.30 per unit for aggregate gross proceeds of $55,000.  Each unit consisted of (a) one share of our common stock, and (b) two warrants, of which:

(i)	one warrant entitles the holder thereof to purchase one share of our common stock at an exercise price of $0.35 per share for a period of one year, or until July 20, 2009, and

(ii)	one warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $0.45 per share for a period of two years, or until July 20, 2010.

We are registering an aggregate of 9,100,453 shares of our common stock for the resale by these selling stockholders, which consists of an aggregate of 4,306,560 shares of common stock and an aggregate of 4,793,893 shares of common stock issuable upon exercise of the warrants comprising the units issued in connection with the December 28, 2007 Private Placement, the July 15, 2008 Private Placement and the July 20, 2008 Private Placement.

The following table provides as of October 24, 2008, information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	The number and percentage of shares beneficially owned prior to this offering;

2.	The total number of shares to be offered hereby; and

3.	The total number and percentage of shares that will be beneficially owned upon completion of this offering.

All expenses incurred with respect to the registration of the offering by the selling stockholders of these shares of common stock (other than transfer taxes) will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

For purposes of the table below, beneficial ownership has been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock covered hereby.

Except as otherwise indicated in the footnotes below, we believe that each of the selling stockholders named in this table has sole voting and investment power over the shares of our common stock indicated. In determining the number of shares of our common stock beneficially owned by a person and the percentage of beneficial ownership, we include any shares as to which that person has sole or shared voting power or investment power, as well as any shares that are subject to outstanding warrants held by that person and any shares subject to outstanding warrants or options that are currently exercisable or exercisable within 60 days after October 24, 2008. Applicable percentages are based on 11,056,560 shares of our common stock outstanding on October 24, 2008.

Except as indicated below, no selling stockholders is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.

For purposes of this table we have assumed that all warrants from the December 28, 2007 Private Placement, the July 15, 2008 Private Placement and the July 20, 2008 Private Placement are fully exercised, and that all shares of common stock offered by the selling stockholders are sold. However, the selling stockholders may sell some, all or none of their shares of our common stock offered by this prospectus and we are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling stockholders will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares of our common stock.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Number of Shares Purchased as part of the Units in connection with the applicable Private Placement	Number of Shares Issuable Upon Exercise of Warrants received in connection with the applicable Private Placement	Total Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered Hereby	Number of Shares to be Beneficially Owned After the Offering	Percentage of Shares to be Beneficially Owned After the Offering
Shlomo Wachtel(1)(5)	4,065	4,065	8,130	8,130	0	—
Dina Wachtel(1)(5)	4,065	4,065	8,130	8,130	0	—
Moshe Ben Shlomo(1)(6)	4,065	4,065	8,130	8,130	0	—
Hava Ben Shlomo(1)(6)	4,065	4,065	8,130	8,130	0	—
Gilly Regev Shoshani(1)	3,008	3,008	6,016	6,016	0	—
Livia Mahler(1)	32,520	32,520	65,040	65,040	0	—
Zakaria Hmama(1)	81,057	81,057	162,114	162,114	0	—
Tuvi Zabari(1)	40,650	40,650	81,300	81,300	0	—
Hagit Berrios(1)	81,301	81,301	162,602	162,602	0	—
Uzi Rehavi(1)	80,846	80,846	161,692	161,692	0	—
Solomon Friedman(1)	487,561	487,561	975,122	975,122	0	—
Shifra Wanden(1)(7)	40,650	40,650	81,300	81,300	0	—
Brian Wanden(1)(7)	40,650	40,650	81,300	81,300	0	—
Itamar David(1)(8)	406,504	406,504	813,008	813,008	0	—
Hadas David(1)(8)	406,179	406,179	812,358	812,358	0	—

Shay Hershkovic(1)	64,561	64,561	129,122	129,122	0	—
Ohad David(1)(2)	241,301	401,301	642,602	642,602	0	—
Daniel Friedman(1)	487,805	487,805	975,610	975,610	0	—
Alnoor Versi(1)	406,504	406,504	813,008	813,008	0	—
David Primack(1)	81,301	81,301	162,602	162,602	0	—
Stephanie Rebick(1)	162,602	162,602	325,204	325,204	0	—
Israel Basson(1)	80,862	80,862	161,724	161,724	0	—
Yoraf Krief(1)	31,593	31,593	63,186	63,186	0	—
Tova Krief(1)	15,675	15,675	31,350	31,350	0	—
Natalie Basson(1)	80,862	80,862	161,724	161,724	0	—
Niv Ben Shlomo(1)	16,138	16,138	32,276	32,276	0	—
Shir Ben Shlomo(1)	16,138	16,138	32,276	32,276	0	—
Gary Bloomberg(1)	130,081	130,081	260,162	260,162	0	—
Judy Black(1)(9)	20,000	20,000	40,000	40,000	0	—
Gary Black(1)(9)	20,000	20,000	40,000	40,000	0	—
Rene Van Haren(1)(10)	81,301	81,301	162,602	162,602	0	—
Karin Van Haren(1)(10)	8,130	8,130	16,260	16,260	0	—
Benjamin Friedman(1)	4,065	4,065	8,130	8,130	0	—
Shumel Yeshayahu(1)	4,065	4,065	8,130	8,130	0	—
Errol Lipschitz(1)	4,065	4,065	8,130	8,130	0	—
Derek Hamill(1)	4,065	4,065	8,130	8,130	0	—
Meir Levi(1)	199,756	199,756	399,512	399,512	0	—
David Van Haren(1)	4,065	4,065	8,130	8,130	0	—
Ryan Van Haren(1)	4,065	4,065	8,130	8,130	0	—
Ilana Leviton(1)	4,065	4,065	8,130	8,130	0	—
Darlene Hayne(1)(11)	4,065	4,065	8,130	8,130	0	—
Alexander Hayne(1)(11)	4,065	4,065	8,130	8,130	0	—
Gila Hanan(1)	80,846	80,846	161,692	161,692	0	—
Emmanuel Cohen(2)	48,000	96,000	144,000	144,000	0	—
Guy Ofir(2)	48,000	96,000	144,000	144,000	0	—
Youshang Ebrani(2)	48,000	96,000	144,000	144,000	0	—
Michael Rath(3)	16,667	33,334	50,001	50,001	0	—
Dennis & Joyce Hoffman(3)	33,333	66,666	99,999	99,999	0	—
Medicbar Ltd. (3) (4)	133,333	266,666	399,999	399,999	0	—

TOTAL:	4,306,560	4,793,893	9,100,453	9,100,453	0	—

(1)	Includes shares of common stock and warrants to purchase common stock received in connection with the units purchased in the December 28, 2007 Private Placement.
(2)	Includes shares of common stock and warrants to purchase common stock received in connection with the units purchased in the July 15, 2008 Private Placement.
(3)	Includes shares of common stock and warrants to purchase common stock received in connection with the units purchased in the July 20, 2008 Private Placement.
(4)	Dr. Jacob Kobi Bar-Ilan, CEO of Medicbar Ltd., has voting and/or dispositive powers with respect to the securities to be offered by Medicbar Ltd.
(5)	Shlomo Wachtel and Dina Wachtel are husband and wife.
(6)	Moshe Ben Shlomo and Hava Ben Shlomo are husband and wife.
(7)	Brian Wanden and Shifra Wanden are husband and wife.
(8)	Itamar David and Hadas David are husband and wife. Each of Itamar David and Hadas David expressly disclaim beneficial ownership with respect to the shares beneficially owned by the other.
(9)	Gary Black and Judy Black are husband and wife.
(10)	Rene Van Haren and Karin Van Haren are husband and wife.
(11)	Alexander Hayne and Darlene Hayne are husband and wife.

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years;

(ii)	served as one of our officers or directors; nor

(iii)	is a registered broker-dealer or an affiliate of a broker-dealer.

MARKET FOR OUR COMMON STOCK

Market Information

There is no established public market for our common stock.

After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, to have our common stock quoted on the Over-the-Counter Bulletin Board. We do not currently have a market maker who is willing to list quotations for our common stock, and there can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

We have issued 11,056,560 shares of our common stock since the Company’s inception on June 28, 2007. See “Certain Relationships and Related Transactions” below for information with respect to some of these shares.

As of the date of this prospectus, there are outstanding warrants to purchase 4,793,893 shares of our common stock.  There are no outstanding options to purchase our common stock, or other similar securities convertible into shares of our common stock.

Holders

We had 53 holders of record of our common stock as of October 24, 2008.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

PLAN OF DISTRIBUTION

The 9,100,453 shares of our common stock covered by the registration statement, of which this prospectus is a part, are being offered on behalf of the selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of our common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. Of such shares of common stock, 4,793,893 are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants issued in various private placements. If the warrants are exercised, we will receive cash for the exercise applicable prices. If all of the warrants issued in our private placements are exercised, we would receive an aggregate of approximately $1,123,312 in cash.

The shares of our common stock or interests therein may be sold from time to time by the selling stockholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The shares of our common stock may be sold by one or more of, or a combination of, the following methods, to the extent permitted by applicable law:

•
a block trade in which the selling stockholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	privately negotiated transactions;
•	by pledge to secure debts or other obligations;
•	put or call transactions;
•	to cover hedging transactions;
•	underwritten offerings; or
•	any other legally available means.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

•	the name of the selling stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the price at which the shares were sold;
•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transaction.

In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Under the subscription agreements entered into between us and the selling stockholders who were investors in our private placements, such selling stockholders have agreed that during the period from the date that such selling stockholders were first contacted with respect to such private placement through the date upon which this registration statement is declared effective, such selling stockholders would not directly or indirectly, through related parties, affiliates or otherwise sell “short” or “short against the box” any of our equity securities.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.

The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the issued and outstanding shares of common stock or the shares of stock issuable upon exercise of warrants may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling stockholders on the resales of the securities may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition, because the selling stockholder may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Any shares covered by the registration statement that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against specified liabilities, including specified liabilities under the Securities Act, and such selling stockholders agreed to indemnify us against certain liabilities, including liabilities under the Securities Act. We also agreed to maintain the effectiveness of this registration statement, subject to certain exceptions, until the earlier of (1) the date on which all shares covered by the registration statement of which this prospectus is a part have been sold or otherwise disposed of pursuant to this prospectus or (2) the date on which the shares may be resold by the selling stockholders and their affiliates without registration by reason of Rule 144(k) under the Securities Act or any other rule of similar effect. The selling stockholders may sell all, some or none of the shares offered by this prospectus or interests therein.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. As of October 24, 2008, we had 11,056,560 common shares issued and outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, par value $0.0001 per share.  As of October 24, 2008 there were 0 shares of preferred stock outstanding.  The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued series subsequent to the issue of those shares. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of the Board of Directors more difficult.  No rights, preferences or privileges have yet been determined and no shares of preferred stock have been issued.

Warrants

As of the date of this prospectus, there are outstanding warrants to purchase 4,793,893 shares of our common stock, with the following terms.

1.
there are outstanding warrants to purchase 3,819,227 shares of our common stock at an exercise price of $0.20 per share, which were issued in conjunction with the private placement we closed on December 2007, and expire on December 28, 2009;

2.
there are outstanding warrants to purchase 304,000 shares of our common stock at an exercise price of $0.30 per share, which were issued in conjunction with the private placement we closed on July 15, 2008, which expire on July 15, 2009;

3.
there are outstanding warrants to purchase 304,000 shares of our common stock at an exercise price of $0.40 per share, which were issued in conjunction with the private placement we closed on July 15, 2008, which expire on July 15, 2010;

4.
there are outstanding warrants to purchase 183,333 shares of our common stock at an exercise price of $0.35 per share, which were issued in conjunction with the private placement we closed on July 20, 2008, which expire on July 20, 2009; and

5.
there are outstanding warrants to purchase 183,333 shares of our common stock at an exercise price of $0.45 per share, which were issued in conjunction with the private placement we closed on July 20, 2008, which expire on July 20, 2010.

Options

There are no outstanding options to purchase our securities. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Transfer Agent

The transfer agent and registrar for our common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251. Phone (480) 481-3940. The transfer agent is responsible for all record-keeping and administrative functions in connection with our issued and outstanding common stock.

SHARES ELIGIBLE FOR FUTURE SALE

There is no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon completion of this offering, based on our outstanding shares as of October 24, 2008, we will have an aggregate of 15,850,453 shares of our common stock outstanding, assuming all outstanding common stock purchase warrants have been exercised in full. Of these shares, upon effectiveness of the registration statement of which this prospectus forms a part, the 9,100,453 shares covered hereby will be freely transferable without restriction or further registration under the Securities Act.

Of the remaining shares of common stock thath will be outstanding after this offering, 6,350,000 shares are owned by our executive officers and directors, known as our “affiliates,” and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 under the Securities Act or otherwise.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding, or 15,850 shares immediately after this offering, assuming all warrants are exercised (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Rule 144 is not available for resales of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our financial statements for the period from June 28, 2007 (inception) to December 31, 2007, included in this prospectus have been audited by Moore and Associates, Chartered as set forth in their report included in this prospectus.

LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, 600 Lexington Avenue, New York, New York 10022, included in the opinion letter filed as an exhibit to the registration statement of which this prospectus is a part.

OUR BUSINESS

Corporate History

We were incorporated on June 28, 2007 in the State of Nevada. We are a development stage medical device company, and to date have not earned any revenue and currently do not have any significant assets. We have never declared bankruptcy or been in receivership, and have never been involved in any legal action or proceedings.  Since our incorporation, we have not made any significant purchase or sale of assets, nor have we been involved in any merger, acquisition or consolidation.

Neither Enox Biopharma, nor our officers, directors, promoters or affiliates, have had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Our Current Business

We are dedicated to the development of an alternative to antibiotics. We are developing a unique drug-eluting (also known as drug-coated) technology suitable for treatment of various bacterial infections, including acute and antibiotic resistant ear infections in children, as well as other infections commonly caused by the use of certain medical devices. We are currently focusing our attention on a treatment and prevention of acute ear infections in children, known in medical terms as Acute Otitis Media (“AOM”) or Otitis Media (“OM”) through the use of a unique tympanostomy tube capable of repelling bacterial biofilm formation that we are developing.

Brief Description of Otitis Media

Otitis Media or Acute Otitis Media is an inflammation of the middle ear, which is located behind the eardrum and consists of three tiny bones that transmit sound from the eardrum to the inner ear. OM is primarily a disease of infants and young children, however, it can also affect adults.  When bacteria or viruses enter the ear, they travel to the middle ear, where they can cause infection. An infection can lead to a build-up of fluid and pus behind the eardrum, which can cause ear pain and, in severe cases, the tympanic membrane may rupture. According to research made available by the National Institute on Deafness and Other Communications Disorders, one of the National Institutes of Health (the “NIDCD”), seventy-five percent of children experience at least one episode of OM by their third birthday and almost half of these children will have three or more ear infections during their first three years.

Causes

Children develop ear infections more frequently in the first 2 to 4 years of life for several reasons.  Some of these are:

•
Their eustachian tubes, which are the small passageways connecting the upper part of the throat to the middle ear, are shorter and more horizontal than those of adults, which allow bacteria and viruses to find their way into the middle ear more easily. Their tubes are also narrower and less stiff, which makes them more prone to blockage.

•	The adenoids, which are gland-like structures located in the back of the upper throat near the eustachian tubes, are large in children and can interfere with the opening of the eustachian tubes.
•	Children often have more trouble fighting infections than do adults.

Signs and Symptoms

The signs and symptoms of Acute Otitis Media may range from very mild to severe.  The fluid in the middle ear may push on the eardrum causing ear pain. An older child may complain of an earache but a younger child may tug at the ear or simply act irritable and cry more than usual.  Additionally, lying down, chewing and sucking can also cause painful pressure changes in the middle ear, so a child may eat less than the normal amount or have trouble sleeping.  If the pressure from the fluid buildup is high enough it can cause the eardrum to rupture, resulting in drainage of fluid from the ear. This releases the pressure behind the eardrum, usually bringing on relief from the pain.

Treatments

The common way to treat OM is the use of an antibiotic (a drug that kills bacteria) when there is an active middle ear infection. If a child is experiencing pain, the physician may also recommend a pain reliever.

The primary treatment for AOM, is surgical installment of a tympanostomy tube. According to the NIDCD, “once the infection clears, fluid may remain in the middle ear for several months. Middle ear fluid that is not infected often disappears after 3 to 6 weeks. Neither antihistamines nor decongestants are recommended as helpful in the treatment of Otitis Media at any stage in the disease process. Sometimes physicians will treat the child with an antibiotic to hasten the elimination of the fluid. If the fluid persists for more than 3 months and is associated with a loss of hearing, many physicians suggest the insertion of “tubes” in the affected ears. This operation, called a myringotomy, can usually be done on an outpatient basis by a surgeon, who is usually an otolaryngologist (a physician who specializes in the ears, nose, and throat). While the child is asleep under general anesthesia, the surgeon makes a small opening in the child’s eardrum. A small metal or plastic tube is placed into the opening in the eardrum. The tube ventilates the middle ear and helps keep the air pressure in the middle ear equal to the air pressure in the environment. The tube normally stays in the eardrum for 6 to 12 months, after which time it usually comes out spontaneously.”

Our Product

We are a medical device company developing a treatment for acute ear infections in children. More specifically, we have identified a medical device that we are combining with unique drug-eluting technologies suitable for treatment of acute and antibiotic resistant ear infections in children. Our planned device is a unique tympanostomy tube that will be capable of repelling bacterial biofilm formation.

Our technology enhances the adaptation of the tube to the middle ear and prevents re-occurring bacterial and viral infections. Unlike conventional tubes which may get blocked as a result of fluids generated by infection, our natural and non-antibiotic technology enables the tubes to act as bacterial and viral repellants. Since our tympanostomy tubes do not get blocked, recalcitrant AOM may be prevented, saving the costs associated with repeated doctor visits and hospitalizations.

Further, in our management’s opinion, the decreasing effectiveness of antibiotics has become a worldwide concern. It is generally acknowledged that the increase in drug-resistant bacteria is in large measure a byproduct of inappropriate prescription of antibiotics. Antibiotic resistance occurs when mutant bacteria are selected out by antibiotic use. These mutant bacteria are not eradicated by standard antibiotics. We believe that our technology is and will be a safe alternative to antibiotics and as such prevent occurrence of antibiotic resistant strains. We expect that our natural and non-antibiotic technology will enable the tympanostomy tubes to act as bacterial and viral repellants.

The Market

According to Pediatrics®, “[t]otal national expenditures for the treatment of Otitis Media were estimated to have been approximately $4.1 billion in 1992 dollars and $5.3 billion in 1998 dollars. Over 40% of national expenditures to treat Otitis Media in children younger than 14 years of age were incurred for children between 1 and 3 years of age ($453 per capita in 1992 dollars over these 2 years vs. $1027 for all years of age from 2 to 13). Nationally, expenditures for visits remained the largest component of expenditures.”

As described above, the NIDCD has estimated that seventy-five percent of children experience at least one episode of OM by their third birthday and almost half of these children will have three or more ear infections during their first three years. It is also estimated that medical costs and lost wages because of OM amount to $5 billion a year in the United States.

Competition

The biotechnology and pharmaceutical industries are highly competitive. Numerous entities in the United States and elsewhere compete with our efforts to commercialize our technology. Our competitors include pharmaceutical, biomedical, biotechnology and diagnostic companies, academic and research institutions and governmental and other publicly and privately funded research agencies. These include Heinz Kurz GmbH, a medical device manufacturer, which we believe is a direct competitor as it manufacturers and sells a drug-eluting product similar to ours and Invotec International, Inc., a supplier of medical supplies and surgical devices, including drug-eluting products similar to ours.    We face, and expect to continue to face, competition from these entities to the extent that they develop products that have a function similar or identical to the function of our drug-eluting technology. Because many of our competitors have substantially greater capital resources and more experience in research and development, manufacturing, marketing, sales, distribution and service than we have, and they may offer broader product lines and services and have greater name recognition that we do, we may not succeed in developing our proposed product and bringing it to market in a cost-effective and timely manner.

Traditional tympanostomy tubes are prone to continuous blockage and re-infection that occur as a result of bacterial biofilm formation on the plastic surface. Thus, treatment of OM requires pre- and post-operation prophylactic antibiotic treatment. Our technology prevents blockage of the tubes. Additionally, our tubes are embedded with a unique alternative to antibiotics that prevents post-operation re-infection, and our technology will render unnecessary the standard prophylactic antibiotic treatment and will avert the need for re-occurring visits to the doctor’s office.  We believe that for these reasons our tubes will be viewed by physicians and medical professionals as advantageous over the other tubes currently in the market.

Intellectual Property

Patent Application

We have secured our technology and intellectual property by filing two provisional patents with the US Patent and Trademark Office on September 21, 2007 and April 9, 2008, Provisional Patent application serial # 60/974,228 (2007) and 61/043,639 (2008), respectively, at an aggregate cost of $14,833. On September 19, 2008, a US utility patent was filed with respect to provisional patent # 60/974,228 (2007).

Domain Name

We own and operate the following registered internet domain name: www.enoxbiopharma.com and have launched our website, however, the information contained on our website does not form part of this prospectus.

Governmental Regulation

Our research and development activities and the manufacturing and marketing of our proposed medical device are subject to the laws and regulations of governmental authorities in the United States and any other countries in which our product will be ultimately marketed. In the United States, the Food and Drug Administration, or FDA, among other activities, regulates new product approvals to establish the safety and efficacy of the types of products and technologies our Company is currently developing. Governments in other countries have similar requirements for testing and marketing.

Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of our proposed product and in our ongoing research and development activities.

The product and technologies that we are currently researching and developing will require regulatory approval by governmental agencies prior to commercialization. Various federal statutes and regulations also govern or influence the testing, manufacturing, safety, labeling, storage, record keeping, and marketing of therapeutic products. The process of obtaining these approvals and the subsequent compliance with applicable statutes and regulations require the expenditure of substantial time and financial resources. Any failure by us or our collaborators, licensors, or licensees to obtain, or any delay in obtaining regulatory approval, could have a material adverse effect on our business.

FDA Approval

The FDA sets out guidelines for clinical trials which are conducted to obtain FDA approval. Clinical trials are required to find effective treatments to improve health. All clinical trials are based on a protocol which is a study plan that describes the type of people who may participate in the trial, the schedule of tests and procedures, and the length of the study.

Most clinical trials in the United States must be approved and monitored by an Institutional Review Board, or IRB, to make sure the risks of the trial are as low as possible and are worth any potential benefits. All institutions that conduct or support biomedical research are required by federal regulation to have an IRB that initially approves and periodically reviews the research.

Upon successful completion of a clinical trial validation study, an application based on the results of the clinical trial is submitted for FDA approval. Upon receipt of FDA approval, the medical product is ready for commercialization.

In the United States, clearance or approval to commercially distribute new medical devices or products is received from the FDA through clearance of a 510(k) pre-market notification (“510(k)”), or approval of a premarket approval application (“PMA”). It may take approximately three to nine months from submission to obtain 510(k) clearance, it may take longer, or clearance may not be obtained at all. The FDA may determine that additional information is needed before approval to distribute the product is given.

For any products that are cleared through the 510(k) pre-market notification process, modifications or enhancements that may significantly affect safety or constitute a major change in the intended use of the product will require new 510(k) submissions.

A PMA application must be filed if a proposed product is not substantially equivalent to a medical product first marketed prior to May 1976, or if otherwise required by the FDA. The PMA approval process can be expensive, uncertain and lengthy. A number of products for which other companies have sought FDA approval of a PMA application were never approved for marketing in the end. It generally takes from six to eighteen months from submission to obtain PMA approval, but it may take longer or the submission may not be approved at all.

In order to obtain FDA approval of a new medical product, sponsors must generally submit proof of safety and efficacy. In some cases, such proof entails extensive pre-clinical and clinical laboratory tests. The testing and preparation of necessary applications and processing of those applications by the FDA is expensive and may take several years to complete. There can be no assurance that the FDA will act favorably or in a timely manner in reviewing submitted applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approval. Such circumstances may delay or preclude us from marketing any products we may develop. The FDA may also require post-marketing testing and surveillance of approved products, or place other conditions on the approvals. These requirements may create difficulties for our Company to sell our proposed product and may increase the costs of such product, which may restrict the commercial applications of such product. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. For patented technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit such technologies.

If human clinical trials of a proposed medical product are required, the manufacturer or distributor of the product will have to file an Investigational Device Exemption (“IDE”) or Investigational New Drug (“IND”) submission with the FDA prior to commencing human clinical trials. The submission must be supported by data, typically including the results of pre-clinical and laboratory testing. Following submission of the IDE or IND, the FDA has 30 days to review the application and raise safety and other clinical trial issues. If the applicant is not notified of objections within that period, clinical trials may be initiated, and human clinical trials may commence at a specified number of investigational sites with the number of patients approved by the FDA.

Research and Development

We are a development stage company and to date have not generated any revenues from our technologies. We believe, however, that there are opportunities to discover and develop effective and cost effective treatment for OM.

We have carried out a series of experiments which provided supportive evidence for the further development of our product, both in term of the efficacy and safety of our product. These studies included in-vitro and in-vivo experiments testing various organisms causing OM in several biological models. The experiments were performed under a service agreement which we initially entered into with the University of British Columbia on September 15, 2007 for one year, which we extended on September 1, 2008 for an additional year, at a cost to us of $50,000 per year. To date, we have paid the services fee for the 2007 agreement in full, and paid $12,500 of the fee for the 2008 agreement.  We also contracted NRD Solutions, a biomedical engineering and consulting firm, on September 1, 2007 for an initial term of one year, to independently evaluate our tympanostomy tube device at a cost to us of $12,000 per year, which we have paid in full. The agreement with NRD Solutions was automatically renewed upon expiration of the initial term for a 90-days period, and will continue to be automatically renewed for additional successive 90-day periods until notice of non-renewal by either party is given pursuant to the terms of the agreement.  We have paid NRD Solutions $12,000 under the renewed agreement.

On April 1, 2008, we signed an agreement with the Boston Medical Center to carry out animal trials at a cost to us of $66,658, of which we paid $26,663. The study is being directed by Prof. Stephen Pelton of Boston Medical Center.

We have plans to undertake additional research and development activities during the next twelve months. For a detailed description see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Plan of Operation” below.

Suppliers

The tympanostomy tubes prototype was developed by us using materials supplied from various commercial sources.  We are not reliant upon any suppliers for the materials for our product, or for the research and development of our technology.

Customers

As we are in the development stage of our business, we do not currently have any customers for our proposed product.

Employees

We have commenced only limited operations, and therefore currently have no employees other than our executive officers. Our executive officers are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth. We will consider retaining full-time management and administrative support personnel as our business and operations increase.

DESCRIPTION OF PROPERTY

We do not lease or own any real property. We currently maintain our corporate office at 27 Havradim St. Yehud-Monosson 56275, Israel, in space provided to us by our President. We do not pay any rental fees for use of this space. We believe this space is sufficient for our purposes and will be sufficient for the foreseeable future.

REPORTS TO SECURITY HOLDERS

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website.

LEGAL PROCEEDINGS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Our address for service of process in Nevada is EastBiz.com, Inc., 5348 Vegas Dr., Las Vegas, NV 89108 USA.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 4, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

Overview

We are a development stage medical device company. We are developing a unique drug-eluting technology suitable for the treatment of acute and antibiotic resistant ear infections in children. The primary treatment for ear infections, known as Acute Otitis Media (“AOM”), is surgical installment of a tympanostomy tube. Yet, re-occurring infection and blockage of the tube is a common phenomenon. Our technology is intended to enhance the adaptation of the tube to the middle ear and to prevent re-occurring bacterial and viral infections.

In our management’s opinion, the decreasing effectiveness of antibiotics has become a worldwide concern. It is generally acknowledged that the increase in drug-resistant bacteria is in large measure a byproduct of the inappropriate prescription of antibiotics. Antibiotic resistance occurs when mutant bacteria are selected out by antibiotic use. These mutant bacteria are not eradicated by standard antibiotics. We intend our technology to be a safe alternative to antibiotics and as such prevent the occurrence of antibiotic resistant strains. We expect that our natural and non-antibiotic technology will enable the tympanostomy tubes to act as bacterial and viral repellants. Thus, our tympanostomy tubes, if developed as planned, should not get blocked. As a result, recalcitrant AOM may be prevented, thus saving the costs associated with repeated doctor visits and hospitalizations.

Activities to Date

We have carried out a series of experiments which provided supportive evidence for the further development of our product, both in term of the efficacy and safety of our product. These studies included in-vitro and in-vivo experiments testing various organisms causing OM in several biological models. The experiments were performed under a service agreement which we initially entered into with the University of British Columbia on September 15, 2007 for one year, which we extended on September 1, 2008 for an additional year, at a cost to us of $50,000 per year. To date, we have paid the services fee for the 2007 agreement in full, and paid $12,500 of the fee for the 2008 agreement.

We also contracted NRD Solutions, a biomedical engineering and consulting firm, on September 1, 2007 for an initial term of one year, to independently evaluate our tympanostomy tube device at a cost to us of $12,000 per year, which we have paid in full. The agreement with NRD Solutions was automatically renewed upon expiration of the initial term for a 90-days period, and will continue to be automatically renewed for additional successive 90-day periods until notice of non-renewal by either party is given pursuant to the terms of the agreement.

On April 1, 2008, we signed an agreement with the Boston Medical Center to carry out animal trials at a cost to us of $66,658, of which we paid $26,663. The study is being directed by Prof. Stephen Pelton of Boston Medical Center.

We have secured our technology and intellectual property by filing two provisional patents with the US Patent and Trademark Office on September 21, 2007 and April 9, 2008, Provisional Patent application serial # 60/974,228 (2007) and 61/043,639 (2008), respectively, at an aggregate cost of $14,833. On September 19, 2008, a US utility patent was filed with respect to provisional patent # 60/974,228 (2007).

Finally, we have secured the domain name “www.enoxbiopharma.com” and launched our website, however, the information contained on our website does not form part of this prospectus.

Liquidity and Cash Resources

Our balance sheet as of June 30, 2008 reflects assets of $128,121. Cash and cash equivalents from inception to date have been insufficient to provide the working capital necessary to complete our plan of operations.  Our activities to date have been supported by equity financing, through the private placements of shares of our common stock and warrants to purchase our common stock on the date of our incorporation, on December 28, 2007, July 15, 2008 and July 20, 2008, through which we raised total proceeds of approximately $ 365,883.  We may receive proceeds of up to approximately $1,123,312 if all of the previously issued warrants are exercised. However, there can be no assurance that any warrants will be exercised.

We anticipate generating losses, and, therefore, may be unable to continue operations in the future. If we require additional capital, we would have to issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Plan of Operation

Our plan of operation is to complete development of our unique drug-eluting technology suitable for treatment of various bacterial infections, including acute and antibiotic resistant ear infections in children, as well as other infections commonly caused by the use of certain medical devices.   During the next 12 months we will be focusing our attention on developing our technology for coating tympanostomy tubes, securing our intellectual property internationally, obtaining experimental evidence to support the development of our device, designing clinical studies and conducting preliminary discussions with the Food and Drug Administration (“FDA”).  We intend to accomplish these goals through the following milestones:

Milestones

The following is a chronological itemization of the milestones that we hope to achieve over the next 12 months until October 31, 2009. We are currently in the first period of the milestones noted below.

1. RESEARCH AND DEVELOPMENT:  October 2008 through November 2008

Main Objectives:

•	Complete the animal trials in Boston Medical Center.
•	Follow up on our provisional patent application.

Dr. David Greenberg, one of our directors, will supervise the completion of the animal safety trials currently being held at the Boston Medical Center and will analyze the data for our Company.  During this time we also plan to follow up on our provisional patent application by filing a patent with the US Patent and Trademark Office and to apply for protection under the international Patent Cooperation Treaty (“PCT”).

2. RESEARCH AND DEVELOPMENT: November 2008 through January 2009

Main Objectives:

•	Analyze results from both the in-vitro experiments and animal studies.
•	Adapt the prototype of the device to the correct formulation and the tubes will be examined in-vitro.
•	Identify “off label” indication in the anti-infective area that leverages Enox technology and expertise.
•	Apply for Human clinical trials.
•	Clinical trials in Soroka Medical Center in Israel.

During this period we will analyze the results obtained from both the in-vitro experiments and animal studies and establish the formulation to be examined during pre-clinical safety trials.

We intend to apply for Human clinical trials under the Helsinki accord. The trials will be carried out in Soroka Medical Center located in Beer Sheva, Israel. We have budgeted $48,000 for this purpose. Additionally, we have budgeted $12,000 for the recruitments and negotiation process with leading experts to assist with these human clinical trials. Our Director, Dr. David Greenberg, will be in charge of this task.

3. PRODUCT COMMERCIALIZATION: January 2009 through October 2009

Main Objective:

•	Proceed with pre-clinical safety trials.
•	Prepare applications for IDE review.
•	Analyze the results from clinical trials in Beer Sheva, Israel.
•	Make necessary adjustments, if any, in dosing and administration methods.

During this period, we intend to continue the experiments described above, complete the patent application and further expand the Company’s technology platform to different devices in the anti-infective area. We also intend to engage contract research organizations and regulatory affairs experts to assist us in product commercialization efforts.

ESTIMATED EXPENSES FOR THE NEXT TWELVE MONTHS

In our management’s opinion, we will incur the following expenses to implement our plan of operation over the next 12 months:

Consultant Compensation(1)	54,000
Service Agreements(2)	50,000
Service Agreement related to the animal trials(3)	66,658
Business Development and Travel Expenses	20,000
Supplies	24,000
Technical Writing	6,000
Website Maintenance	1,000
Professional Fees (Legal and accounting)	35,000
Transfer Agent	15,000
General and Administrative Expenses	12,000

Total	$283,658

(1)  Expenses of $54,000, of which we prepaid $30,000.
(2)  Expenses of $50,000, of which we prepaid $12,500.
(3)  Expenses of $66,658, of which we prepaid $26,663.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

There have been no changes in and/or disagreements with Moore & Associates, Chartered on accounting and financial disclosure matters.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the fiscal year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Prof. Yossef Av-Gay, President, CEO and Director	2007	—	—	—	—	—	—	36,000	(1)	36,000

Dr. David Greenberg, Chief Medical Officer and Director	2007	—	—	—	—	—	—	12,000	(2)	12,000

Razi Mizrahi Secretary, Treasurer and Director	2007	—	—	—	—	—	—	—		—

(1)
Represents compensation of $3,000 per month paid for services as an independent contractor pursuant to the terms of the Consulting Agreement dated September 1, 2007 which we entered into with 0794658 B.C. Ltd., a company owned by Prof. Av-Gay.  Additional details are available under “Employment Contracts, Termination of Employment, Change-in-Control Arrangement” below.

(2)
Represents compensation of $1,000 per month paid for services as an independent contractor pursuant to the terms of the Consulting Agreement dated August 1, 2007 which we entered into with Dr. Greenberg. Additional details are available under “Employment Contracts, Termination of Employment, Change-in-Control Arrangement” below.

Outstanding Equity Awards at 2008 Fiscal Year-End

We do not currently have a stock option plan nor any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants of stock options or other equity incentive awards have been made to any executive officer or any director since our inception; accordingly, none were outstanding at December 31, 2007.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

On August 1, 2007, we entered into a Consulting Agreement with Dr. David Greenberg, our Chief Medical Officer and one of our directors, for an initial term of twelve months, pursuant to which Dr. Greenberg agreed to provide us with management consulting services, in exchange for payment of consulting fees in the amount of $1,000 per month.  Pursuant to the Consulting Agreement, Dr. Greenberg has agreed to provide the following specific services: speaking on our behalf to potential investors, collaborators, and partners.  Upon expiration of the initial term, the Consulting Agreement was automatically renewed for a term of 90 days, and will continue to be automatically renewed for additional successive 90-day periods until notice of non-renewal by either party is given pursuant to the terms of the agreement. To date, we have paid consulting fees of $6,000 under the terms of this renewed agreement.

On September 1, 2007, we entered into a Consulting Agreement with 0794658 B.C. Ltd., a company owned by Prof. Av-Gay, our President, CEO and a director, for an initial term of twelve months, pursuant to which the consultant agreed to provide us with management consulting services, in exchange for payment by us of consulting fees in the amount of $3,000 per month.  The specific services to be provided by the consultant include:  managing our activities and operations, providing microbiology and biochemistry expertise, speaking on our behalf to potential investors, collaborators, and partners, and filing patents with the US Patent and Trademark Office. Upon expiration of the initial term, the Consulting Agreement was automatically renewed for a term of 90 days, and will continue to be automatically renewed for additional successive 90-day periods until notice of non-renewal by either party is given pursuant to the terms of the agreement. To date, we have paid consulting fees of $24,000 under the terms of this renewed agreement.

There are no other employment or other contracts or arrangements with our executive officers.

COMPENSATION OF DIRECTORS

We have no formal plan for compensating our directors for their services in their capacity as directors.  Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of Enox Biopharma other than services ordinarily required of a director.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All Directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors and hold office until their death, resignation or removal from office. Our Directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed

Prof. Yossef Av-Gay	President, CEO and Director	46	June 28, 2007

Dr. David Greenberg	Chief Medical Officer and Director	48	June 28, 2007

Mr. Razi Mizrahi	Secretary, Treasurer and Director	43	June 28, 2007

Business Experience

Prof. Yossef Av-Gay, President, CEO, Member of the Board of Directors

Prof. Yossef Av-Gay has served as our President, CEO and a member of our Board of Directors since June 28, 2007.  The term of his office is for one year and is renewable on an annual basis. Since December 1994, Prof. Av-Gay has been employed by the University of British Columbia and his current position is Associate Professor of Microbiology in the Department of Medicine. He is a microbiologist engaged in antimicrobial drug development. He is a full time faculty member of the Department of Medicine at the University of British Columbia in Vancouver, Canada. Prof. Av-Gay’s research focuses on understanding unique mycobacterial metabolic pathways, identifying potential virulence genes, and validating these pathways as candidates for Tuberculosis drug development as well as preclinical tests of lead compounds. Prof. Av-Gay has authored 45 peer review scientific publications, three review articles, two book chapters, and 8 patents. He serves on scientific advisory boards and is a consultant to several biotech companies. Prof. Av-Gay is a member of the scientific review panel of the Canadian Institute of Health Research, and the European Commission panels for Diseases related to Poverty (Malaria, TB and AIDS), and for Life Sciences, Genomics and Biotechnology for Health.

Dr. David Greenberg, Chief Medical Officer, Member of the Board of Directors

Dr. David Greenberg has served as our Chief Medical Officer and a member of our Board of Directors since June 28, 2007. The term of his office is for one year and is renewable on an annual basis. Since 1999, Dr. Greenberg has been employed by Ben-Gurion University in Israel in the position of medical doctor specializing in pediatric infectious diseases.  Dr. Greenberg obtained his MD from Ben-Gurion University of the Negev in Beer-Sheva, Israel in 1991, was Board certified in Pediatrics in 1996, and did his fellowship in Pediatric Infectious Diseases at “The Children’s Hospital” in Vancouver, Canada, from 1997 to 1999.  He was Board certified in Infectious Diseases in Israel in 2000. He joined the Department of Pediatrics and the Pediatric Infectious Disease Unit of Soroka University Medical Center as a pediatrician and a senior consultant in Pediatric Infectious Diseases in 1999. He is also the Head of the Clinical Service for Pediatric Oncology patients. In collaboration with various researchers from several universities worldwide, Dr. Greenberg was a member World Health Organization Pneumonia Vaccine Trial Investigators’ Group and of the Pneumococcal Molecular Epidemiology Network (PMEN). Dr. Greenberg is an Associated Professor at the Faculty of Health Sciences of the Ben-Gurion University of the Negev. He currently serves as the Chairman of the Israeli Clinical Pediatric Society. Dr. Greenberg’s research activities focus on respiratory infections, such as pneumonia and otitis media, on vaccines, such as the pneumococcal conjugated vaccines, and on invasive infections, such as bacteremia and meningitis mostly caused by Streptococcus pneumoniae. He is particularly interested in epidemiology, molecular epidemiology and carriage of S. pneumoniae, as well as in the spread of antibiotic resistant pneumococci in the community. He is the author or co-author of over 75 peer review scientific publications, 8 review articles, two book chapters, and 1 patent.

Mr. Razi Mizrahi, Secretary, Treasurer, Member of the Board of Directors

Mr. Mizrahi has served as our Secretary, Treasurer and a member of our Board of Directors since June 28, 2007. The term of his office is for one year and is renewable on an annual basis.  Mr. Mizrahi is a self-employed businessman.  He is the founder and President of Summit Diamonds, Inc., a wholesale distributor of diamonds and a member of the Tel Aviv diamond exchange for which he has worked for more than 20 years.  Mr. Mizrahi has specialized in the supply of loose polished diamonds worldwide, with over 20 years experience focusing on the North American market.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of one or more members, but not more than nine, and that our shareholders shall determine the number of directors at each regular meeting. Each director serves for a term that expires at the next regular meeting of the shareholders or until his successor is elected and qualified.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee “financial expert.” As such, our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by our Board of Directors.  Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions.

In addition, our officer and director, Prof. Yossef Av-Gay, is currently employed by the University of British Columbia (“UBC”). Enox has entered into a services agreement with UBC, pursuant to which Prof. Av-Guy serves as UBC’s Investigator providing the services to Enox. Prof. Av-Gay reports his relationship with Enox Biopharma to his university-employer.

We are not aware of any other conflicts of interest involving our executive officers or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), even though such definitions do not currently apply to us because we are not listed on NASDAQ. We have determined that none of our directors currently meet the definition of “independent” as within the meaning of such rules as a result of their current positions as our executive officers.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers; however, the Company plans to implement such a code during the fiscal year ended 2008 or 2009.

Family Relationships

There are no family relationships between our officers and directors.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 24, 2008 for:

•	each of our executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address for each person listed in the table is c/o Enox Biopharma, Inc., 27 Havradim St., Yehud-Monosson 56275, Israel.

The percentage ownership information shown in the table below is calculated based on 11,056,560 shares of our common stock issued and outstanding as of October 24, 2008.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	Prof. Yossef Av-Gay(1)	5,275,000	47.71%

Common	Dr. David Greenberg (2)	400,000	3.62%

Common	Mr. Razi Mizrahi (3)	675,000	6.10%

Common	Directors and officers as a group of (three persons)	6,350,000	57.43%

Common	Mr. Solomon Friedman (4)	975,122	8.45%

Common	Mr. Daniel Friedman (5)	975,610	8.45%

Common	Mr. Itamar David (6)	813,008	7.09%

Common	Mrs. Hadas David (7)	812,358	7.09%

Common	Mr. Alnoor Versi (8)	813,008	7.09%

Common	Mr. Ohad David (9)	642,602	5.61%

(1)	Prof. Av-Gay’s address is 3849 West 13th Avenue, Vancouver BC V6R2S9, Canada.
(2)	Dr. Greenberg’s address is 39 Tamar St,. Omer 94965, Israel.
(3)	Mr. Mizrahi’s address is 3 Haruvim St., Pardes Hana 37000, Israel.
(4)
Represents 487,561 shares of common stock and warrants to purchase an additional 487,561 shares of common stock at an exercise price of $0.20 per share which expire on December 28, 2009. Mr. Friedman’s address is 1003, 438 Seymour St., Vancouver, BC V6B 6H4, Canada.

(5)
Represents 487,805 shares of common stock and warrants to purchase an additional 487,561 shares of common stock at an exercise price of $0.20 per share which expire on December 28, 2009. Mr. Friedman’s address is 1003, 438 Seymour St., Vancouver, BC V6B 6H4, Canada.

(6)
Represents 406,504 shares of common stock and warrants to purchase an additional 406,504 shares of common stock at an exercise price of $0.20 per share which expire on December 28, 2009. Mr. David’s address is 13 Achuza St., Pardes-Hana Karkur 37075. Itamar David expressly disclaims beneficial ownership with respect to the shares owned by his wife, Hadas David.

(7)
Represents 406,179 shares of common stock and warrants to purchase an additional 406,179 shares of common stock at an exercise price of $0.20 per share which expire on December 28, 2009. Ms. David’s address is 13 Achuza St., Pardes-Hana Karkur 37075. Hadas David expressly disclaims beneficial ownership with respect to the shares owned by her husband, Itamar David.

(8)
Represents 406,504 shares of common stock and warrants to purchase an additional 406,504 shares of common stock at an exercise price of $0.20 per share which expire on December 28, 2009. Mr. Versi’s address is 806-1383 Marinaside Crescent, Vancouver BC, Canada.

(9)
Represents (i) 241,301 shares of common stock, (ii) warrants to purchase 81,301 shares of common stock at an exercise price of $0.20 per share which expire on December 28, 2009, (iii) warrants to purchase 160,000 shares of common stock at an exercise price of $0.30 per share which expire on July 15, 2008 and (iv) warrants to purchase 160,000 shares of common stock at an exercise price of $0.40 per share which expire on July 15, 2008.  Mr. David’s address is 7/2 Yerushaleim Ave, Or-Akiva, Israel.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the consulting agreements and stock transactions discussed below, we have not entered into any transaction, nor are there any proposed transactions, in which any of our directors, executive officers or shareholders, or any member of the immediate family of any of the foregoing, had or is to have a direct or indirect material interest.

Consulting Agreements

On August 1, 2007, we entered into a Consulting Agreement with Dr. David Greenberg, our Chief Medical Officer and one of our directors, for an initial term of twelve months, pursuant to which Dr. Greenberg agreed to provide us with management consulting services, in exchange for payment of consulting fees in the amount of $1,000 per month.  Pursuant to the Consulting Agreement, Dr. Greenberg has agreed to provide the following specific services: speaking on our behalf to potential investors, collaborators, and partners.  Upon expiration of the initial term, the Consulting Agreement was automatically renewed for a term of 90 days, and will continue to be automatically renewed for additional successive 90-day periods until notice of non-renewal by either party is given pursuant to the terms of the agreement. To date, we have paid consulting fees of $6,000 under the terms of this renewed agreement.

On September 1, 2007, we entered into a Consulting Agreement with 0794658 B.C. Ltd., a company owned by Prof. Av-Gay, our President, CEO and a director, for an initial term of twelve months, pursuant to which the consultant agreed to provide us with management consulting services, in exchange for payment by us of consulting fees in the amount of $3,000 per month.  The specific services to be provided by the consultant include:  managing our activities and operations, providing microbiology and biochemistry expertise, speaking on our behalf to potential investors, collaborators, and partners, and filing patents with the US Patent and Trademark Office. Upon expiration of the initial term, the Consulting Agreement was automatically renewed for a term of 90 days, and will continue to be automatically renewed for additional successive 90-day periods until notice of non-renewal by either party is given pursuant to the terms of the agreement. To date, we have paid consulting fees of $24,000 under the terms of this renewed agreement.

Real Property

We currently maintain our corporate office at 27 Havradim St., Yehud-Monosson, 56275, Israel, in space provided to us by our President. We do not pay any rental fees for use of this space.

Stock Transactions

On June 28, 2007, Prof. Yossef Av-Gay, our President, CEO and a director, was issued 5,275,000 shares of our common stock in consideration for cash at a price of $0.0001 per share. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On June 28, 2007, Mr. Razi Mizrahi, our Secretary, Treasurer and a director, was issued 675,000 shares of our common stock in consideration for cash at a price of $0.0001 per share. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On June 28, 2007, Dr. David Greenberg, our Chief Medical Officer and a director, was issued 400,000 shares of our common stock in consideration for cash at a price of $0.0001 per share. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

Other Transactions

On June 28, 2007, Prof. Yossef Av-Gay, our President, CEO and Director, loaned the Company $100. The loan bears no interest and is payable on demand, not earlier than 12 months from June 28, 2007.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be provided to Directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offered in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10am and 3pm, and on the SEC Internet site at http:\\www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

ENOX BIOPHARMA, INC.
(A Development Stage Company)

Index to Financial Statements

DECEMBER 31, 2007

Report of Registered Independent Auditors	F–1

Balance Sheet as of December 31, 2007	F–2

Statement of Operations for the Period from Inception Through December 31, 2007	F–3

Statement of Stockholders’ Equity for the Period from Inception Through December 31, 2007	F–4

Statement of Cash Flows for the Period Ended December 31, 2007	F–5

Notes to Financial Statements - December 31, 2007	F–6

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Enox Biopharma Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Enox Biopharma Inc. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from Inception on June 28, 2007 through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enox Biopharma Inc. (A Development Stage Company) as of December 31, 2007 and the results of its operations and its cash flows from inception June 28, 2007 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit of $90,835 as of December 31, 2007, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 31, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

ENOX BIOPHARMA INC
(A Development Stage Company)

BALANCE SHEETS

December 31,
2007

ASSETS

Current Assets
Cash	$143,399

Total Current Assets	$143,399

Net property and equipment (Note 7)	$1,432

Total Assets	$144,831

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Loan from Director (Note 5)	$100

Total Liabilities	100

Stockholders’ Equity (Note 4)
Preferred Stock, authorized
50,000,000 shares, par value $0.0001, none outstanding	—
Common Stock, authorized
100,000,000 shares, par value $0.0001

Issued and outstanding:
On December 31, 2007; is 10,569,227 Common Shares	1,057
Series A Warrants	152,769
Additional Paid in Capital	81,740
Deficit Accumulated During the Development Stage	(90,835)

Total Stockholders’ Equity	144,731

Total Liabilities and Stockholders’ Equity	$144,831

The accompanying notes are an integral part of these financial statements.

ENOX BIOPHARMA INC
(A Development Stage Company)

STATEMENT OF OPERATIONS
December 31, 2007

June 28, 2007
(Inception) to
December 31,
2007

Revenue	$—

Expenses
Depreciation and amortization	706
General and Administrative	4,595
Organization	683
Professional Fees	84,860

Total Expenses	90,844

Other Income/Expense
Other Income
Interest Earned	9

Total Other Income	9

Net Other Income

Net Gain/(Loss)	$(90,835)

Basic and Diluted
(Loss) per Share	a

Weighted Average Number of Shares	8,469,547

a = Less than ($0.01) per share

The accompanying notes are an integral part of these financial statements.

ENOX BIOPHARMA INC
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY
December 31, 2007

	Common Stock		Paid in	Series A	Accumulated	Total
	Shares	Amount	Capital	Warrants	Deficit	Equity

Inception, June 28, 2007	—	$—	$—	$—	$—	$—

Common stock issued for cash June 28, 2007	6,750,000	675	8	—	—	683

Common stock and warrants issued for cash on December 28, 2007 (See notes)	3,819,227	382	$81,732	$152,769		234,883

Net Gain/(Loss)	—	—	—	—	(90,835)	(90,835)

Balance, December 31, 2007	10,569,227	$1,057	$81,732	$152,769	$(90,835)	$144,731

The accompanying notes are an integral part of these financial statements.

ENOX BIOPHARMA INC
(A Development Stage Company)

STATEMENT OF CASH FLOWS
December 31, 2007

June 28, 2007
(Inception) to
December 31,
2007

OPERATING ACTIVITIES
Net (Loss)	$(90,835)
Adjustments To Reconcile Net Loss to Net Cash Used by Operating Activities
Depreciation and amortization expense	$706

Net Cash (Used) by Operating Activities	(90,129)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property and equipment	(2,138)

Net cash used by investing activities	(2,138)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan from Director (Note 5)	100
Proceeds from sale of Common Stock	235,566

Cash Provided by Financing Activities	235,666

Net Increase in Cash	143,399

Cash, Beginning of Period	—

Cash, End of Period	$143,399

Supplemental Information:

Interest Paid	$—

Income Taxes Paid	$—

The accompanying notes are an integral part of these financial statements.

ENOX BIOPHARMA INC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Enox Biopharma, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on June 28, 2007. The Company has limited operations and in accordance with Statement of Financial Accounting Standards (SFAS) No. 7 “Accounting and Reporting by Development Stage Enterprises,” is considered a development stage company, and has had no revenues from operations to date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES IN THE US

The relevant accounting policies and procedures are listed below. The Company has adopted a December 31 year end.

ACCOUNTING BASIS

The basis is generally accepted accounting principles.

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, “Earnings Per Share,” which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective its inception.

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

Basic and diluted loss per share is calculated based on the weighted average number of shares outstanding during the period. Warrants have been excluded from the calculation of diluted earnings per share since they are anti-dilutive.

DIVIDENDS

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

INCOME TAXES

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

ENOX BIOPHARMA INC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

NOTE 2. (CONTINUED)

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has reported an accumulated deficit of $90,835.  To date, these losses have been financed principally through capital stock and debt from related parties. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence and attaining profitable operations.

Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish contracts with clients.  Management anticipates generating revenue the promotion, marketing, and sale of the unique tympanostomy tube either through independent marketing and sales to health providers or through the sale or licensing of our proposed product to one of the major pharmaceutical companies. The Company has commenced the process of raising additional capital.  Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

NOTE 4. STOCKHOLDERS’ EQUITY

AUTHORIZED

The Company is authorized to issue 100,000,000 shares of $0.0001 par value common stock and 50,000,000 shares of preferred stock, par value $0.0001 per share. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

ISSUED AND OUTSTANDING

On June 28, 2007 (inception), the Company issued 6,750,000 shares of its common stock for cash of $683.  See Note 5.

On December 28, 2007, the Company closed a private placement for 3,819,227 common shares at a price of $0.0615 per share, or an aggregate of $234,883. The Company accepted subscription from forty-three offshore non-affiliated investors.

On December 28, 2007, 3,819,227 units were issued pursuant to a private placement subscription agreement for cash consideration of $234,883 at a subscription price of $0.0615 per unit. Each unit consists of one common stock of the Company and one non-transferable Series A warrant. Each Series A warrant is exercisable into one common share at an exercise price of $0.2 for a two year period expiring December 28, 2009.

ENOX BIOPHARMA INC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

NOTE 4. (CONTINUED)

STOCK PURCHASE WARRANTS

On December 28, 2007, the Company closed a private placement pursuant to which 3,819,227 units were sold at a purchase price of $0.0615 per unit for a total of $234,883.  Each unit consisted of one share of restricted common stock and one non-transferrable Series A warrant.  Each warrant is exercisable into one common share at an exercise price of $0.20 for a two year period expiring December 29, 2009.  The consideration was allocated to the shares and warrants issued based upon relative fair value.

The consideration was allocated to the shares and warrants issued based upon relative fair value.

	Shares and Warrants	Allocated Value

Common Stock Issued	3,819,227	$82,114
Series A Warrants Issued	3,819,227	$152,769

Total	7,638,454	$238,883

The value allocated to the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0% expected volatility of 916%, risk-free interest rates of 3.94%, and expected lives of 2 years.

NOTE 5. RELATED PARTY TRANSACTIONS

The Company’s neither owns nor leases any real or personal property. The Company’s directors provide office space free of charge. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

On June 28, 2007 (inception), of the 6,750,000 common stock issued on inception, 6,350,000 shares were issued to directors for cash of $635. See Note 4.

Since June 28, 2007 (inception) to December 31, 2007, the Company paid $18,000 to its President and a director, Prof. Yossef Av-Gay.

Since June 28, 2007 (inception) to December 31, 2007, the Company paid $12,000 to its director, Dr. David Greenberg.

On June 28, 2007, Prof. Yossef Av-Gay, the Company’s President and a director, loaned the Company $100. The loan bears no interest and is payable on demand, not earlier than 12 months from June 28, 2007.

NOTE 6. INCOME TAXES

Net deferred tax assets are $0. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

ENOX BIOPHARMA INC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

NOTE 7. PROPERTY AND EQUIPMENT

December 31, 2007

Cost:
Office and computer equipment	$2,138
Less: Accumulated depreciation and amortization	706

$1,432

The company depreciates all of its property and equipment on a straight line basis over 3 years.

NOTE 8. NET OPERATING LOSSES

As of December 31, 2007, the Company has a net operating loss of $90,835.

NOTE 9. OPERATING LEASES AND OTHER COMMITMENTS:

The Company currently has no operating lease commitments or any other commitments.

ENOX BIOPHARMA, INC.
(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

JUNE 30, 2008, AND DECEMBER 31, 2007

 MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Enox Biopharma, Inc.
(A Development Stage Company)

We have reviewed the accompanying balance sheet of Enox Biopharma, Inc. as of June 30, 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the three-month and six-month periods ended June 30, 2008 and from inception on June 28, 2007 through June 30, 2008. These interim financial statements are the responsibility of the Corporation’s management.

We conduct our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists of principally applying analytical procedures and making inquiries of persons responsible for the financials and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Enox Biopharma, Inc. as of December 31, 2007, and the related statements of income, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated January 31, 2008, we expressed an opinion with a going concern paragraph on those financial statements.  In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2007 is fairly stated, in all material respects, in relations to the balance sheet from which it has been derived.

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada
August 28, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, Nevada 89146 (702) 253-7499 Fax: (702)253-7501

ENOX BIOPHARMA, INC.
(A Development Stage Company)

BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)

ASSETS

Current Assets:
Cash in bank	$118,228	$143,399

Total current assets	118,228	143,399

Other Assets:
Patent pending	7,800	¾
Property and equipment, net	2,093	1,432

Total other assets	9,893	1,432

Total Assets	$128,121	$144,831

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$1,780	$—

Total current liabilities	1,780	—

Loans from related parties - directors and stockholders	100	100

Total liabilities	1,880	100

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.0001 per share,
50,000,000 shares authorized, none outstanding	—	—
Common stock, par value $0.0001 per share,
100,000,000 shares authorized; 10,569,227 shares issued and outstanding	1,057	1,057
Warrants	152,769	152,769
Additional paid-in capital	81,740	81,740
Stock subscriptions received	79,971	—
(Deficit) accumulated during the development stage	(189,296)	(90,835)

Total stockholders' equity	126,241	144,731

Total Liabilities and Stockholders' Equity	$128,121	$144,831

The accompanying notes to financial statements are an integral part of these financial statements.

ENOX BIOPHARMA, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008	Cumulative From Inception (June 28, 2007)
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$—	$—	$—

Expenses:
Depreciation and amortization	226	451	1,157
General and administrative	4,720	12,917	17,512
Professional fees	—	5,138	22,998 *
Organization costs	—	—	683
Research and development	50,300	79,955	146,955 *

Total general and administrative expenses	55,246	98,461	189,305

(Loss) from Operations	(55,246)	(98,461)	(189,305)

Other Income (Expense)
Interest income	¾	¾	9

Income before Income Taxes	(55,246)	(98,461)	(189,296)

Provision for Income Taxes	—	—	—

Net (Loss)	$(55,246)	(98,461)	$(189,296)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	(0.01)	$(0.01)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	10,569,227	10,569,227

•	Reclassified, see note 13

The accompanying notes to financial statements are an integral part of these statements.

ENOX BIOPHARMA, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY

						(Deficit)
						Accumulated
			Additional		Stock	During the
	Common stock		Paid-in	Series A	Subscriptions	Development
	Shares	Amount	Capital	Warrants	Received	Stage	Totals

Balance - June 28, 2007	—	$—	$—	$—	$—	$—	$—

Common stock issued for cash	6,750,000	675	8	—	—	—	683

Common stock and warrants issued for cash	3,819,227	382	81,732	152,769	—	—	234,883

Net (loss) for the period	—	—	—	—	—	(90,835)	(90,835)

Balance - December 3l, 2007 (Audited)	10,569,227	$1,057	$81,740	$152,769	$—	$(90,835)	$144,731

Stock subscriptions received	—	—	—	—	79,971	—	79,971

Net (loss) for the period	—	—	—	—	—	(98,461)	(98,461)

Balance - June 30, 2008 (Unaudited)	10,569,227	$1,057	$81,740	$152,769	$79,971	$(189,296)	$126,241

The accompanying notes to financial statements are an integral part of these statements

ENOX BIOPHARMA, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

		Cumulative
	Six Months	From
	Ended	Inception
	June 30, 2008	(June 28, 2007)
	(Unaudited)	(Unaudited)
Operating Activities:
Net (loss)	$(98,461)	$(189,296)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation and amortization	451	1,157
Changes in net assets and liabilities -
Accounts payable and accrued liabilities	1,780	1,780

Net Cash Used in Operating Activities	(96,230)	(186,359)

Investing Activities:
Patent pending costs	(7,800)	(7,800)
Purchase of property and equipment	(1,112)	(3,250)

Net Cash Used in Investing Activities	(8,912)	(11,050)

Financing Activities:
Issuance of common stock and warrants	—	235,566
Stock subscriptions received	79,971	79,971
Loans from related parties - directors and stockholders	—	100

Net Cash Provided by Financing Activities	79,971	315,637

Net (Decrease) Increase in Cash	(25,171)	118,228

Cash - Beginning of Period	143,399	—

Cash - End of Period	$118,228	$118,228

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes to financial statements are an integral part of these statements.

ENOX BIOPHARMA INC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
June 30, 2008

(1) Summary of Significant Accounting Policies

Basis of Presentation and Organization

Enox Biopharma, Inc. (the “Company” or “Enox”) was organized and incorporated under the laws of the State of Nevada on June 28, 2007. The business plan of the Company is to develop a treatment for acute ear infections in children.  The Company has identified a medical device with unique drug-eluting  technology  suitable for the treatment of acute and  antibiotic-resistant   ear  infections  in  children,  and  has filed a provisional patent application to protect the Company’s technology. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

The Company has commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register up to 4,306,560 of its outstanding shares of common stock on behalf of selling stockholders and 4,793,893 of common stock on behalf of selling stockholders upon exercise of warrants. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold, although the Company may receive proceeds of up to approximately $1,123,312 if all of the warrants are exercised.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from planned operations.  It plans to realize revenues from licensing, selling, research and development, and royalty activities.  Revenues will be recognized by major categories under the following policies:

For licensing activities, revenue from such agreements will be realized over the term and under the conditions of each specific license once all contract conditions have been met.  Payments for licensing fees are generally received at the time the license agreements are executed, unless other terms for delayed payment are documented and agreed to between the parties.

For research and development activities, revenues from such agreements will be realized as contracted services are performed or when milestones are achieved, in accordance with the terms of specific agreements.  Advance payments for the use of technology in which further services are to be provided or fees received on the signing of research agreements are recognized over the period of performance of the related activities.  Amounts received in advance of recognition will be considered as deferred revenues by the Company.

For royalty activities, revenues will be realized once performance requirements of the Company have been completed, and collection is reasonably assured.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date.  The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.  For the period ended June 30, 2008, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

ENOX BIOPHARMA INC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
June 30, 2008

Loss Per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period.  Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended June 30, 2008.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Patent and Intellectual Property

The Company capitalizes the costs associated with obtaining a patent or other intellectual property associated with its intended business plan. Such costs are amortized over the estimated useful lives of the related assets.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods.  Considerable judgment is required in estimating fair value.  Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.  As of June 30, 2008, the carrying value of the Company’s financial instruments approximated fair value due to their short-term nature and maturity.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States of America.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of June 30, 2008, and revenues and expenses for the periods ended June 30, 2008, and 2007, and cumulative from inception.  Actual results could differ from those estimates made by management.

ENOX BIOPHARMA INC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
June 30, 2008

(2) Going Concern

The Company is currently in the development stage. While management of the Company believes that the Company will be successful in its planned operating activities, there can be no assurance that the Company will be successful in the development of a product and sale of its planned product, technology, or services that will generate sufficient revenues to sustain the operations of the Company.  The Company also intends to conduct additional capital formation activities through the issuance of its common stock and to commence operations.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred an operating loss since inception and the cash resources of the Company were insufficient to meet its planned business objectives.  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3) Patent Pending

On April 9, 2008, the Company filed a provisional patent application with the U.S. Patent Office. The historical cost of filing for the provisional patent has been capitalized by the Company, and amounted to $7,800 as of June 30, 2008. The provisional patent automatically expires twelve months after the day of filing. If the Company files a non-provisional patent and the patent is granted to the Company, the historical cost of the patent will be amortized over its useful life, which is estimated to be 20 years.

(4) Property and Equipment

Cost:
Office and computer equipment	$3,250

Less: Accumulated depreciation and amortization	1,157

Property and Equipment, net	$2,093

The Company depreciates all of its property and equipment on a straight line basis over 3 years.

(5) Loans from Director and Stockholder

As of June 30, 2008, a loan from an individual who is a director, officer, and stockholder of the Company amounted to $100. The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no terms for repayment.

(6) Common Stock

On June 28, 2007 (inception), the Company issued 6,750,000 shares of its common stock for cash of $683, of which 6,350,000 of these shares were issued to directors of the Company.

On  December  28,  2007,  3,819,227  units  were  issued  pursuant  to a private placement  subscription  agreement  for  cash  consideration  of  $234,883  at a subscription  price of $0.0615 per unit.  Each unit consists of one common stock of the Company and one non-transferable warrant. Each warrant is exercisable into one common share at an exercise price of $0.20 for a two-year period expiring December 28, 2009.

ENOX BIOPHARMA INC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
June 30, 2008

The Company has commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register up to 4,306,560 of its outstanding shares of common stock on behalf of selling stockholders and 4,793,893 of common stock on behalf of selling stockholders upon exercise of warrants. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold, although the Company may receive proceeds of up to approximately $1,123,312 if all of the warrants are exercised.

(7) Stock Purchase Warrants

On  December  28,  2007,  3,819,227  units  were  issued  pursuant  to a private placement  subscription  agreement  for  cash  consideration  of  $234,883  at a subscription  price of $0.0615 per unit.  Each unit consists of one common stock of the Company and one non-transferable warrant. Each warrant is exercisable into one common share at an exercise price of $0.20 for a two-year period expiring December 28, 2009.

A summary of the Company’s outstanding stock purchase warrants as of June 30, 2008 is presented below:

	Shares and	Allocated
	Warrants	Value

Common stock issued	3,819,227	$82,114
Warrants issued	3,819,227	152,769

	7,638,454	$234,883

The value allocated to the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 916%, risk-free interest rate of 3.94% and expected lives of 2 years.

(8) Income Taxes

The provisions (benefit) for income taxes for the period ended June 30, 2008 and December 31, 2007 were as follows (using a 23% effective Federal and state income tax rate):

	2008	2007
Current Tax Provision:
Federal —
Taxable income	$—	$—

Total current tax provision	$—	$—

Deferred Tax Provision:
Federal —
Loss carryforwards	$22,646	$20,892
Change in valuation allowance	(22,646)	(20,892)

Total deferred tax provision	$—	$—

The Company had deferred income tax assets as of June 30, 2008 and December 31, 2007, as follows:

	2008	2007

Loss carryforwards	$43,538	$20,892
Less - Valuation allowance	(43,538)	(20,892)

Total net deferred tax assets	$—	$—

As of June 30, 2008, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $189,296 that may be offset against future taxable income.  The net operating loss carryforwards expire in the year 2028.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership or a change in the nature of the business occurs.  Therefore, the amount available to offset future taxable income may be limited.  No tax benefit has been reported in the financial statements for the realization of loss carryforwards, as the Company believes there is high probability that the carryforwards will not be utilized in the foreseeable future.  Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

(9) Related Party Transactions

The Company neither owns nor leases any real or personal property. The Company’s directors provide office space free of charge. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

As of June 30, 2008, a loan from an individual who is a director, officer, and stockholder of the Company amounted to $100. The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no terms for repayment.

On June 28, 2007 (inception), the Company issued 6,350,000 shares of its common stock to directors of the Company for cash of $635.

Since June 28, 2007 (inception) to June 30, 2008, the Company paid $36,303 to its President and director, Prof. Yossef Av-Gay.

Since June 28, 2007 (inception) to June 30, 2008, the Company paid $12,000 to its director, Dr. David Greenberg.

(10) Commitments

On August 1, 2007, the Company entered into a consulting agreement with Dr. David Greenberg, the Company’s director, for an initial term of twelve months, pursuant to which the consultant agreed to provide the Company with management consulting services, in exchange for payment of consulting fees in the amount of $1,000 per month.  The specific services to be provided by the consultant include speaking on the Company’s behalf to potential investors, collaborators, and partners.  Upon expiration of the initial term, the consulting agreement is automatically renewable for renewal terms of 90 days each.

On September 1, 2007, the Company entered into a consulting agreement with 0794658 B.C. Ltd., a company owned by Prof. Av-Gay, its President and Director, for an initial term of twelve months, pursuant to which the consultant agreed to provide the Company with management consulting services, in exchange for payment by the Company of consulting fees in the amount of $3,000 per month.  The specific services to be provided by the consultant include: managing the Company’s activities and operations, providing microbiology and biochemistry expertise, speaking on the Company’s behalf to potential investors, collaborators, and partners, and filing patents with the US Patent and Trademark Office. Upon expiration of the initial term, the consulting agreement is automatically renewable for renewal terms of 90 days each.

On April 1, 2008, the Company entered into a sponsored research agreement with Boston Medical Center for an initial term of nine months, pursuant to which the Boston Medical Center agreed to provide the Company with a research program in connection with the Company’s product development. Under the Agreement, the Company agreed to pay to Boston Medical Center $66,658 for the term of the research program.

On September 15, 2007, the Company entered into a service agreement with the University of British Columbia, for a term until September 14, 2008, pursuant to which the University of British Columbia agreed to provide the Company with research services in connection with the Company’s product development. Under the Agreement, the Company agreed to pay to University of British Columbia $50,000 for the term of the agreement.

On September 1, 2007, the Company entered into a consulting agreement with NRD Solutions, for an initial term of twelve months, pursuant to which the consultant agreed to provide the Company with an evaluation of the Company’s tympanostomy tube device, provide an expert opinion on the Company’s devices and technologies, and speak on the Company’s behalf to potential investors, collaborators and partners.

On January 7, 2008, the Company entered into a Transfer Agent Agreement with Holladay Stock Transfer (“Holladay Stock Transfer”). Holladay Stock Transfer will act as the Company’s transfer agent and registrar. Under the Agreement, the Company agreed to pay to Holladay Stock Transfer an initial setup fee of $450 and a minimum annual fee amounting to $400 plus transaction fees.

(11) Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”), which permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  An entity would report unrealized gains and losses on items for which the fair value option had been elected in earnings at each subsequent reporting date.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  The decision about whether to elect the fair value option is applied instrument by instrument, with a few exceptions; the decision is irrevocable; and it is applied only to entire instruments and not to portions of instruments.  The statement requires disclosures that facilitate comparisons (a) between entities that choose different measurement attributes for similar assets and liabilities; and (b) between assets and liabilities in the financial statements of an entity that selects different measurement attributes for similar assets and liabilities.  SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year provided the entity also elects to apply the provisions of SFAS No. 157.  Upon implementation, an entity shall report the effect of the first re-measurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings.  Since the provisions of SFAS No. 159 are applied prospectively, any potential impact will depend on the instruments selected for fair value measurement at the time of implementation.  The Company’s management of the opinion that the adoption of this new pronouncement will not have an impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS No. 160”), which establishes accounting and reporting standards to improve the relevance, comparability, and transparency of financial information in consolidated financial statements.  This is accomplished by requiring all entities, except not-for-profit organizations, that prepare consolidated financial statements to (a) clearly identify, label, and present ownership interests in subsidiaries held by parties other than the parent in the consolidated statement of financial position within equity, but separate from the parent’s equity; (b) clearly identify and present both the parent’s and the noncontrolling’s interest attributable consolidated net income on the face of the consolidated statement of income; (c) consistently account for changes in parent’s ownership interest while the parent retains its controlling financial interest in subsidiary, and to similarly account for similar transactions; (d) measure any gain, loss, or retained noncontrolling equity at fair value after a subsidiary is deconsolidated; and (e) provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  SFAS No. 160 is effective for fiscal years and interim periods on or after December 15, 2008.  The Company’s management does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement 133” (“SFAS No. 161”).  SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how:  (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Specifically, SFAS No. 161 requires all of the following:

•	Disclosure of the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation
•	Disclosure of the fair values of derivative instruments and their gains and losses in a tabular format
•	Disclosure of information about credit-risk-related contingent features
•	Cross-reference from the derivative footnote to other footnotes in which derivative-related information is disclosed.

SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008.  Earlier application is encouraged.  The Company’s management does not expect the adoption of this pronouncement to have a material impact on its financial statements.

On May 9, 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities.

Prior to the issuance of SFAS No. 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (“SAS”) No. 69, “The Meaning of Present Fairly in Conformity with Generally Accept Accounting Principles.”  SAS No. 69 has been criticized because it is directed to the auditor rather than to the entity.  SFAS No. 162 addresses these issues by establishing that the GAAP hierarchy should be directed to entities because it is the entity (not the auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.

The sources of accounting principles that are generally accepted are categorized in descending order as follows:

a)
FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certified Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB.

b)	FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position.

c)
AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics).

d)
Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

SFAS No. 162 becomes effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendment to its authoritative literature.  It is only effective for nongovernmental entities; therefore, the GAAP hierarchy will remain in SAS 69 for state and local governmental entities and federal governmental entities.  The Company’s management does not expect the adoption of this pronouncement to have a material impact on its financial statements.

On May 26, 2008, the FASB issued FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts” (“SFAS No. 163”).  SFAS No. 163 clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS No. 60”), applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities.  It also requires expanded disclosures about financial guarantee insurance contracts.

The accounting and disclosure requirements of SFAS No. 163 are intended to improve the comparability and quality of information provided to users of financial statements by creating consistency.  Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under SFAS No. 60, “Accounting and Reporting by Insurance Enterprises.”  That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred under FASB Statement No. 5, “Accounting for Contingencies” (“SFAS No. 5”).  SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation.  It also requires disclosure about (a) the risk-management activities used by an insurance enterprise to evaluate credit deterioration in its insured financial obligations; and (b) the insurance enterprise’s surveillance or watch list.

SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities.  Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of SFAS No. 163.  Except for those disclosures, earlier application is not permitted.  The Company’s management does not expect the adoption of this pronouncement to have a material impact on its financial statements.

(12) Events Subsequent to the Balance Sheet Date

On July 15, 2008, the Company sold 304,000 units for a total of $76,000. Each Unit consisted of one share of common stock and two warrants. One warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $0.30 per share, expiring one year from the date of purchase. The second warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $0.40 per share, expiring two years from the date of purchase. The consideration was allocated to the shares and warrants issued based upon the relative fair value.

On July 20, 2008, the Company sold 183,333 units for a total of $55,000. Each Unit consisted of one share of common stock and two warrants. One warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $0.35 per share, expiring one year from the date of purchase. The second warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $0.45 per share, expiring two years from the date of purchase. The consideration was allocated to the shares and warrants issued based upon the relative fair value.

On August 1, 2008, the Consulting Agreement dated August 1, 2007 between the Company and Dr. David Greenberg, the Company’s Chief Medical Officers and one of its directors, was automatically renewed a term of 90 days, and will continue to be automatically renewed for additional successive 90-day periods until notice of non-renewal by either party is given pursuant to the terms of the agreement. As of October 16, 2008, $6,000 was paid under the renewed agreement.

On August 1, 2008, the Consulting Agreement dated August 1, 2007 between the Company and 0794658 B.C. Ltd., a company owned by Prof. Av-Gay, the Company’s President and a director, was automatically renewed a term of 90 days, and will continue to be automatically renewed for additional successive 90-day periods until notice of non-renewal by either party is given pursuant to the terms of the agreement. As of October 16, 2008, $24,000 was paid under the renewed agreement.

On April 1, 2008, we signed an agreement with the Boston Medical Center to carry out animal trials at a cost to us of $66,658. On August 3, 2008 we paid $26,663.On September 1, 2008, the Services agreement dated September 15, 2007 between the Company and the University of British Columbia was extended for an additional year at a cost to us of $50,000. As of October 16, 2008, the Company has paid $12,500 of the aggregate $50,000 consulting fee under the extended agreement.

On September 1, 2008, the Services agreement dated September 1, 2007 between the Company and NRD Solutions was automatically renewed a term of 90 days, and will continue to be automatically renewed for additional successive 90-day periods until notice of non-renewal by either party is given pursuant to the terms of the agreement. As of October 16, 2008, the Company has paid NRD Solutions $12,000 under the renewed agreement.

(13) Reclassifications

Certain reclassifications have been made to the cumulative from inception financial information to conform to the 2008 presentation. These reclassifications include a reclassification of $67,000 to research and development that were previously reported as consulting fees at December 31, 2007.

Until January 29, 2009, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

ENOX BIOPHARMA, INC.

9,100,453
Shares
of
Common Stock

PROSPECTUS

October 31, 2008